CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-14 (the "Registration Statement") of Templeton Funds, Inc. of our report dated October 18, 2006, relating to the financial statements and financial highlights which appear in the August 31, 2006 Annual Report to Shareholders of Templeton Foreign Fund, a series of Templeton Funds, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the prospectus and statement of additional information, as included in the N-1A registration statement of Templeton Funds, Inc. dated January 1, 2007, which also appears in such Registration Statement.

We hereby consent to the use of our report dated May 9, 2006, relating to the financial statements and financial highlights which appear in the March 31, 2006 Annual Report to the Shareholders of Templeton International (Ex EM) Fund, a series of Templeton Global Investment Trust, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the prospectus and statement of additional information included in the N-1A registration statement of Templeton Global Investment Trust dated August 1, 2006, which also appear in the Registration Statement.



/s/PRICEWATERHOUSECOOPERS LLP
San Francisco, California
January 8, 2007